Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-274488 and No. 333-268337 on Form S-8 and Registration Statement No. 333-271028 on Form S-3 of our report dated March 29, 2023, relating to the consolidated financial statements of ID Experts Holdings, Inc. and subsidiary appearing in the consolidated financial statements of ZeroFox Holdings, Inc.

/s/ Deloitte & Touche LLP

McLean, Virginia

March 15, 2024